AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 1998
                                                REGISTRATION NO. 333-
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
(INCLUDING REGISTRATION OF SHARES FOR RESALE BY MEANS OF A FORM S-3 PROSPECTUS)
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               USWEB CORPORATION
               (Exact name of issuer as specified in its charter)

        DELAWARE                                87-0551650
(State of Incorporation)              (I.R.S. Employer Identification Number)

                        2880 LAKESIDE DRIVE, SUITE 300
                             SANTA CLARA, CA 95054
                   (Address of principal executive offices)

                            1996 STOCK OPTION PLAN
                         1996 EQUITY COMPENSATION PLAN
                      1997 ACQUISITION STOCK OPTION PLAN
                           AFFILIATE WARRANT PROGRAM
                  ACQUISITION RELATED EMPLOYEE STOCK BONUSES
                              CONSULTANT WARRANTS
                           (Full title of the plan)

                                JAMES HEFFERNAN
        EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                               USWEB CORPORATION
                        2880 LAKESIDE DRIVE, SUITE 300
                             SANTA CLARA, CA 95054
                                (408) 987-3200
(Name, address, including zip code and telephone number, including area code, of agent for service)

                                   Copy to:
                               Mark Bonham, Esq.
                    WILSON SONSINI GOODRICH & ROSATI, P.C.
                              650 Page Mill Road
                          Palo Alto, California 94306


                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================

                                                                                 PROPOSED
                                                                                  MAXIMUM           PROPOSED
                                                                                 OFFERING           MAXIMUM          AMOUNT OF
                   TITLE OF SECURITIES                        AMOUNT TO BE        PRICE            AGGREGATE        REGISTRATION
                    TO BE REGISTERED                           REGISTERED        PER SHARE       OFFERING PRICE         FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value
   1996 Stock Option Plan-Shares Reserved                      58,331 shares     $20.25   (1)       $  1,181,203      $   349
      Options granted and not exercised                       256,504 shares     $ 0.76   (2)       $    194,943      $    58
      Issued                                                  285,165 shares     $20.25   (1)       $  5,774,591      $ 1,704
   1996 Equity Compensation Plan-Shares Reserved               16,749 shares     $20.25   (1)       $    339,167      $   101
      Options granted and not exercised                     1,982,585 shares     $ 9.77   (3)       $ 19,377,389      $ 5,717
      Issued                                                      666 shares     $20.25   (1)       $     13,487      $     4
   1997 Acquisition Stock Option Plan-Shares Reserved       2,050,324 shares     $20.25   (1)       $ 41,519,061      $12,249
      Options granted and not exercised                     7,847,094 shares     $ 7.92   (4)       $ 62,186,651      $18,346
      Issued                                                  102,582 shares     $20.25   (1)       $  2,077,286      $   613
   Affiliate Warrant Program-Reserved                          64,447 shares     $20.25   (1)       $  1,305,052      $   385
      Granted and not exercised                               268,886 shares     $ 2.55   (5)       $    685,659      $   203
   Acquisition Related Employee Stock Bonus                 2,000,000 shares     $20.25   (1)       $ 40,500,000      $11,984
   Consultant warrants                                         51,388 shares     $ 2.75   (6)       $    141,245      $    42
        TOTAL                                              14,984,721 shares                        $175,295,733      $51,713
==================================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for purposes of calculating the registration fee on the basis of the closing price of $20.25 per share reported in The Nasdaq National Market on March 23, 1998 (the "Market Price").
(2) Calculated pursuant to Rule 457(h) based on a weighted average exercise price of $.76 per share.
(3) Calculated pursuant to Rule 457(h) based on a weighted average exercise price of $2.77 per share.
(4) Calculated pursuant to Rule 457(h) based on a weighted average exercise price of $7.92 per share.
(5) Calculated pursuant to Rule 457(h) based on a weighted average exercise price of $2.55 per share.
(6) Calculated pursuant to Rule 457(h) based on a weighted average exercise price of $2.75 per share.

PROSPECTUS

                               USWEB CORPORATION

                                 398,242 Shares

                                  Common Stock

                              -------------------

     This Prospectus relates to 398,242 shares of the Common Stock (the "COMMON STOCK") of USWEB Corporation (the "COMPANY"), which may be offered from time to time by selling stockholders (the "SELLING STOCKHOLDERS") for their own accounts. It is anticipated that the selling stockholders will offer shares for sale at prevailing prices in the over-the-counter market on the date of sale. The Company will receive no part of the proceeds from sales made hereunder. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by the Company in connection with the registration and offering and not borne by the Selling Stockholders will be borne by the Company. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

                  ------------------------------------------
           THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" COMMENCING ON PAGE 4.
                  ------------------------------------------

     Each Selling Stockholder and any broker executing selling orders on behalf of a Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "SECURITIES ACT"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

     The Common Stock is traded on The Nasdaq National Market (Nasdaq Symbol:
USWB). On March 23, 1998, the last reported sale price of the Common Stock was $20.25 per share.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                        -------------------------------

                 The date of this Prospectus is March 24, 1998

     No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to James Heffernan, Chief Financial Officer, USWeb Corporation, 2880 Lakeside Drive, Suite 300, Santa Clara, CA 95054. The Company's telephone number at that location is (408) 987-3200.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is traded on the Nasdaq National Market. The foregoing materials should also be available for inspection at the National Association of Securities Dealers, Inc., 1735 K. Street N.W., Washington, D.C. 20006. The Commission maintains a web site on the Internet that contains or will contain reports, proxy and information statements and other information regarding the Company at http://www.sec.gov.

     This prospectus contains information concerning the Company and the sale of its Common Stock by the Selling Stockholders, but does not contain all the information set forth in the Registration Statement which the Company has filed with the Securities and Exchange Commission under the Securities Act. The Registration Statement, including various exhibits, may be inspected at the Commission's office in Washington, D.C.

                                  THE COMPANY

  The Company was incorporated in Utah in December 1995 and changed its jurisdiction of incorporation to Delaware in December 1997. The Company's principal executive offices are located at 2880 Lakeside Drive, Suite 300, Santa Clara, CA 95054; its Internet address is http://www.usweb.com and its telephone number is (408) 987-3200.


                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including the factors set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby.

  Limited Operating History; Accumulated Deficit. The Company was founded in December 1995 and enrolled its first franchisee ("Affiliate") in April 1996. Accordingly, the Company has only a limited operating history on which to base an evaluation of its business and prospects. The Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as Internet professional services. Such risks for the Company include, but are not limited to, an evolving business model and the management of both internal and acquisition-based growth. To address these risks, the Company must, among other things, continue to expand its network of consulting offices, continue to develop the strength and quality of its operations, maximize the value delivered to clients by the USWeb Internet Strategy and Solutions Center (the "Strategy and Solutions Center"), enhance the USWeb brand, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that the Company will be successful in meeting these challenges and addressing such risks and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company has incurred net losses since inception, and as of December 31, 1997 had an accumulated deficit of $72.1 million. Although the Company has experienced revenue growth in recent months, such growth rates may not be sustainable or indicative of future operating results. In addition, the Company intends to continue to invest heavily in acquisitions, infrastructure development and marketing. As a result, the Company expects to continue to incur substantial operating losses at least through 1998, and there can be no assurance that the Company will achieve or sustain profitability.

  Risks Related to Acquisitions. A key component of the Company's growth strategy is the acquisition of Internet professional service firms that meet the Company's criteria for revenues, profitability, growth potential and operating strategy. The successful implementation of this strategy depends on the Company's ability to identify suitable acquisition candidates, acquire such companies on acceptable terms and integrate their operations successfully with those of the Company. As of February 28, 1998, the Company had acquired 20 companies and one additional acquisition was probable. There can be no assurance that the Company will be able to continue to identify additional suitable acquisition candidates or that the Company will be able to acquire such candidates on acceptable terms. Moreover, in pursuing acquisition opportunities the Company may compete with other companies with similar growth strategies, certain of which competitors may be larger and have greater financial and other resources than the Company. Competition for these acquisition targets likely could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition. Acquisitions also involve a number of other risks, including adverse effects on the Company's reported operating results from increases in goodwill amortization, acquired in-process technology, stock compensation expense and increased compensation expense resulting from newly hired employees, the diversion of management attention, potential disputes with the sellers of one or more acquired entities and the possible failure to retain key acquired personnel. Client satisfaction or performance problems with an acquired firm could also have a material adverse impact on the reputation of the Company as a whole, and any acquired subsidiary could significantly underperform relative to the Company's expectations. Because substantially all of the Company's acquisitions were completed in the past 12 months, the Company is currently facing all of these challenges and its ability to meet them over the long term has not been established. For all these reasons, the Company's pursuit of an overall acquisition strategy or any individual completed, pending or future acquisition may have a material adverse effect on the Company's business, results of operations and financial condition. To the extent the Company chooses to use cash consideration for acquisitions in the future, the Company may be required to obtain additional financing, and there can be no assurance that such financing will be available on favorable terms, if at all. As the Company issues stock to complete future acquisitions, existing stockholders will experience further ownership dilution.

  Potential Fluctuations in Quarterly Results. As a result of the Company's limited operating history, rapid growth and the emerging nature of the markets in which it competes, the Company's historical financial data is of limited value in planning future operating expenses. Accordingly, the Company's expense levels are based in part on its expectations concerning future revenues and are fixed to a large extent. The Company's revenues are derived primarily from consulting fees for Internet solution engagements, which are difficult to forecast accurately. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, a significant shortfall in demand for the Company's services could have an immediate and material adverse effect on the Company's business, results of operations and financial condition. Further, the Company intends to increase its business development and marketing expenses significantly to expand operations and enhance the Company's brand name and to increase other operating expenses as required to build the Strategy and Solutions Center and support the operations of the Company's consulting offices. To the extent that such expenses precede or are not rapidly followed by increased revenues, the Company's business, results of operations and financial condition may be materially adversely affected.

  The Company's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. These factors include the level of demand for Intranet, Extranet and Web site development; the productivity of the Company's consulting offices; the Company's success in finding and acquiring suitable acquisition candidates; the Company's ability to attract and retain personnel with the necessary strategic, technical and creative skills required to service clients effectively; the cost of advertising and related media; the amount and timing of expenditures by USWeb clients for Internet professional services; client budgetary cycles; the amount and timing of capital expenditures and other costs relating to the expansion of the Company's operations; the introduction of new products or services by the Company or its competitors; pricing changes in the industry; technical difficulties with respect to the use of the Internet; economic conditions specific to Internet technology usage; government regulation and legal developments regarding the use of the Internet; and general economic conditions. As a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service, technology or marketing decisions or business or technology acquisitions that could have a material adverse effect on the Company's business, results of operations and financial condition. The Company may also experience seasonality in its business in the future, resulting in diminished revenues to the Company as a consequence of decreased demand for Internet professional services during summer and year-end vacation and holiday periods. Due to all of the foregoing factors, in some future quarter the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially and adversely affected and litigation may ensue.

  Recruitment and Retention of Internet Solutions Professionals. The Company's business of delivering Internet professional services is labor intensive. Accordingly, the Company's success depends in part on its ability to identify, hire, train and retain consulting professionals who can provide the Internet strategy, technology, marketing, audience development and creative skills required by clients. There is currently a shortage of such personnel, and this shortage is likely to continue for the foreseeable future. The Company competes intensely for qualified personnel with other companies, and there can be no assurance that the Company will be able to attract, assimilate or retain other highly qualified technical, marketing and managerial personnel in the future. The inability to attract and retain the necessary technical, marketing and managerial personnel would have a material adverse effect on the Company's business, results of operations and financial condition.

  Competition; Low Barriers to Entry. The market for Internet professional services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to persist, intensify and increase in the future. The Company's competitors can be divided into several groups: computer hardware and service vendors such as International Business Machines Corporation ("IBM"), Digital Equipment Corporation ("DEC") and Hewlett-Packard Company ("Hewlett-Packard"); advertising and media agencies such as CKS Group, Inc. ("CKS"), Foote, Cone & Belding and Ogilvy & Mather; Internet integrators and Web presence providers such as iXL Holding, Inc. ("iXL"), Organic Online, Inc. ("Organic Online"), Poppe Tyson and Proxicom, Inc. ("Proxicom"); large information technology consulting service providers such as Andersen Consulting, Cambridge Technology Partners and Electronic Data Systems Corporation ("EDS"); telecommunications companies such as AT&T Corporation ("AT&T") and MCI Communications Group ("MCI"); Internet and online service providers such as America Online Incorporated ("America Online"), NETCOM On-Line Communications Services Inc. ("NETCOM") and UUNet Technologies, Inc. ("UUNet"); and software vendors such as Lotus Development Corporation ("Lotus"), Microsoft Corporation ("Microsoft"), Netscape Communications Corp. ("Netscape"), Novell, Inc. ("Novell") and Oracle Corporation ("Oracle"). Although only a few of these competitors have to date offered a full range of Internet professional services, several have announced their intention to offer comprehensive Internet technology solutions. Furthermore, most of the Company's current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than the Company, and could decide at any time to increase their resource commitments to the Company's market. In addition, the market for Intranet, Extranet and Web site development is relatively new and subject to continuing definition, and, as a result, may better position the Company's competitors to compete in this market as it matures. Competition of the type described above could materially adversely affect the Company's business, results of operations and financial condition.

  There are relatively low barriers to entry into the Company's business. Because professional services firms such as the Company rely on the skill of their personnel and the quality of their client service, the Company has no patented technology that would preclude or inhibit competitors from entering the Internet professional services market. The Company expects that it will face additional competition from new entrants into the market in the future. There can be no assurance that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those offered by the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition.

  Management of Growth; Integration of Acquisitions. The Company's rapid growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational, financial and other resources. As of February 28, 1998, the Company had grown to 606 employees since its inception in December 1995, and the Company expects that continued hiring of new personnel will be required to support its business. The Company's future success will depend, in part, upon its ability to manage its growth effectively, which will require that the Company continue to implement and improve its operational, administrative and financial and accounting systems and controls and to expand, train and manage its employee base. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to achieve the rapid execution necessary to exploit the market for the Company's business model. Furthermore, the Company's future performance will depend on the Company's ability to integrate the organizations acquired by the Company, which, even if successful, may take a significant period of time, will place a significant strain on the Company's resources, and could subject the Company to additional expenses during the integration process. As a result, there can be no assurance that the Company will be able to integrate acquired businesses successfully or in a timely manner in accordance with its strategic objectives. If the Company is unable to manage internal or acquisition-based growth effectively, the Company's business, results of operations and financial condition will be materially adversely affected.

  Dilution. The Company has outstanding a large number of stock options and warrants to purchase the Company's Common Stock with exercise prices significantly below the current market price. To the extent such options or warrants are exercised, there will be further dilution. The Company expects to continue its acquisition program through at least the end of 1998, and pursuant to a "shelf" Registration Statement has registered 16,666,667 shares of its Common Stock which the Company intends to issue as acquisition consideration in addition to granting substantial stock options and stock bonuses to the employees of the acquired companies. Furthermore, the Company may be required, pursuant to the terms of the definitive acquisition agreements, to issue additional shares, stock options and stock bonuses to the shareholders and employees of the acquired companies at each of six and twelve months after acquisition of the acquired companies. For these reasons, the Company's acquisition program will result in further substantial ownership dilution to investors participating in this offering.

  Uncertain Maintenance and Strengthening of the USWeb Brand. The Company believes that maintaining and strengthening the USWeb brand is an important aspect of its efforts to attract clients and that the importance of brand recognition will increase due to the increasing number of companies entering the market for Internet professional services. Promoting and positioning the USWeb brand will depend largely on the success of the Company's marketing efforts and the ability of the Company to provide high quality, reliable and cost effective Internet solution strategy consulting, analysis and design, technology development, implementation and integration, audience development and maintenance services. If clients do not perceive the Company's services as meeting their needs, or if the Company fails to market those services effectively, the Company will be unsuccessful in maintaining and strengthening its brand. In addition, while the Company centralizes its marketing efforts, it provides client service through the individual consulting offices and client dissatisfaction with the performance of a single office could tarnish the perception of the USWeb brand as a whole. Furthermore, in order to promote the USWeb brand in response to competitive pressures, the Company may find it necessary to increase its marketing budget or otherwise increase its financial commitment to creating and maintaining brand loyalty among clients. If the Company fails to promote and maintain its brand, or incurs excessive expenses in an attempt to promote and maintain its brand, the Company's business, results of operations and financial condition will be materially adversely affected.

  Reliance Upon Key Strategic Relationships. The Company has established a number of strategic relationships with leading hardware and software companies, including Intel Corporation ("Intel"), Microsoft, Hewlett-Packard, Pandesic LLC ("Pandesic," the Internet company from Intel and SAP America Inc. ("SAP")), Sun Microsystems, Inc. ("Sun Microsystems") and Reuters Ltd. ("Reuters"). The loss of any one of these strategic relationships would deprive the Company of the opportunity to gain early access to leading-edge technology, cooperatively market products with the vendor, cross-sell additional services and gain enhanced access to vendor training and support. Maintenance of the Company's strategic relationships is based primarily on an ongoing mutual business opportunity and a good overall working relationship. The legal contracts associated with these relationships, certain of which are terminable at-will by the parties, would not be sufficient to force the strategic relationship to continue effectively if that were otherwise not in the strategic partners' best interests. In the event that any strategic relationship is terminated, the Company's business, results of operations and financial condition may be materially adversely affected.

  Uncertain Adoption of Internet Solutions; Dependence on Client
Outsourcing. The market for the Company's services will depend upon the adoption of Internet solutions by companies to improve their business processes. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, lack of development of complementary products, such as high speed modems and high speed communication lines, implementation of competing technology, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, governmental regulation, or other reasons. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and volume of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. Moreover, critical issues concerning the use of Internet solutions (including security, reliability, cost, ease of deployment and administration and quality of service) remain unresolved and may affect the growth of the use of such technologies to solve business problems. The adoption of Internet solutions for commerce and communications, particularly by those individuals and enterprises that have historically relied on alternative means of commerce and communication, generally requires the acceptance of a new way of conducting business and exchanging information, which may be difficult for those with substantial investments in alternate means that might be made obsolete. If critical issues concerning the ability of Internet solutions to improve business processes are not resolved or if the necessary infrastructure is not developed, the Company's business, results of operations and financial condition will be materially adversely affected.

  Even if these issues are resolved, there can be no assurance that businesses will elect to outsource the design, development and maintenance of their Intranets, Extranets and Web sites to Internet professional services firms. Companies may decide to assign the design, development and implementation of Internet solutions to their internal information technology divisions, which have ready access to both key client decision makers and the information required to prepare proposals for such solutions. If independent providers of Internet professional services prove to be unreliable, ineffective or too expensive, or if software companies develop tools that are sufficiently user-friendly and cost-effective, enterprises may choose to design, develop or maintain all or part of their Intranets, Extranets or Web sites in-house. If the market for the Company's services does not continue to develop or develops more slowly than expected, or if the Company's services do not achieve market acceptance, the Company's business, results of operations and financial condition will be materially adversely affected.

  Rapid Technological Change. The market for Internet professional services is characterized by rapid technological change, changes in user and client requirements and preferences, frequent new product and service introductions embodying new processes and technologies and evolving industry standards and practices that could render the Company's existing service practices and methodologies obsolete. The Company's success will depend, in part, on its ability to improve its existing services, develop new services and solutions that address the increasingly sophisticated and varied needs of its current and prospective clients, and respond to technological advances, emerging industry standards and practices, and competitive service offerings. There can be no assurance that the Company will be successful in responding quickly, cost-effectively and sufficiently to these developments. If the Company is unable, for technical, financial or other reasons, to adapt in a timely manner in response to changing market conditions or client requirements, its business, results of operations and financial condition would be materially adversely affected.

  Risks Associated with International Operations and Expansion. The Company intends to expand its operations into international markets. However, to date the Company has acquired only one consulting office outside of the United States and has no experience in either managing an international network of consulting offices or in marketing services to international clients. The Company expects to incur significant costs to do both. If revenues from international consulting offices are not adequate to offset the expenses of establishing and maintaining an international network and of localizing the Company's marketing programs, the Company's business, results of operations and financial condition could be materially adversely affected. There can be no assurance that the Company will be able to establish and maintain international consulting offices or market its services to international clients. In addition to the uncertainty as to the Company's ability to generate revenues from foreign operations and expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, export and import restrictions, tariffs and other trade barriers; difficulties in staffing and managing foreign operations; potentially adverse differences in business customs, practices, and norms; longer payment cycles; problems in collecting accounts receivable; political instability; fluctuations in currency exchange rates; software piracy; seasonal reductions in business activity; and potentially adverse tax consequences, any of which could adversely affect the Company's international operations. There can be no assurance that one or more of the factors described above will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, results of operations and financial condition.

  Risks of Fixed-Price Engagements. The Company intends to increase the percentage of its engagements that are billed on a fixed-price basis, as well as the percentage of revenues derived from fixed-price engagements, as distinguished from the Company's current principal method of billing on a time and materials basis. To date, the Company has had only limited experience with fixed-price engagements. The Company's failure to estimate accurately there sources and time required for an engagement, to manage client expectations effectively regarding the scope of services to be delivered for the estimated fees or to complete fixed-price engagements within budget, on time and to clients' satisfaction would expose the Company to risks associated with cost overruns and, in certain cases, penalties, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

  Risks of Franchising. USWeb has entered into franchise agreements with Affiliates, which manage a number of its consulting offices. While these agreements permit the Company to terminate the franchise relationship if an Affiliate continues to under perform relative to other Affiliates, such an Affiliate must be given at least 12 months to improve its performance. Consequently, a significantly underperforming Affiliate could adversely affect the Company's reputation. In addition, a terminated Affiliate may refuse to comply with the terms of the franchise agreement relating to relinquishment of the USWeb brand and other Company intellectual property or initiate litigation against the Company. The operational autonomy granted to each Affiliate through the franchise structure, together with the absence of certain territorial restrictions on its activities, may inhibit the Company's control over its market presence or enable the Affiliate to compete with Company-owned offices for client engagements. Further, despite implementation of contractual safeguards and insurance against such a possibility, USWeb may be held by a court to be responsible for some action or liability of an Affiliate. Varying rights and protections under different state laws, lack of control of Affiliate actions, or findings of vicarious liability for Affiliate actions could have a material adverse effect on the Company's business, operating results and financial condition. In addition, if a significant portion of the Affiliates chose not to work cooperatively, or if any significant Affiliate or group of Affiliates were to leave the USWeb network, the network would be correspondingly weaker. Furthermore, although for a period of two years after the end of the Affiliate relationship the Affiliate and key persons associated with the Affiliate are prohibited from certain activities in competition with USWeb and from soliciting USWeb employees for alternate employment, enforceability of these restrictions will vary depending on applicable state law. To the extent that the action or inaction of any Affiliate proves deleterious to the reputation associated with the USWeb brand, the Company's business, results of operations and financial condition could be materially adversely affected.

  Dependence on Key Personnel. The Company's performance is substantially dependent on the continued services and on the performance of its executive officers and other key employees, many of whom have worked together for only a short period of time. Particularly in light of the Company's relatively early stage of development, the Company is dependent on retaining and motivating highly qualified personnel, especially its senior management. The Company does not have "key person" life insurance policies on any of its executive officers. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the business, results of operations or financial condition of the Company.

  Intellectual Property Risks. The Company regards its copyrights, trademarks, trade secrets (including its methodologies, practices and tools) and other intellectual property rights as critical to its success. To protect its rights in these various intellectual properties, the Company relies on a combination of trademark and copyright law, trade secret protection and confidentiality agreements and other contractual arrangements with its employees, Affiliates, clients, strategic partners, acquisition targets and others to protect its proprietary rights. The Company has also registered several of its trademarks in the U.S. and internationally. Effective trademark, copyright and trade secret protection may not be available in every country in which the Company offers or intends to offer its services. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's copyrights, trademarks and similar proprietary rights, or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its rights. In addition, although the Company believes that its proprietary rights do not infringe on the intellectual property rights of others, there can be no assurance that other parties will not assert infringement claims against the Company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

  Potential Liability to Clients. Many of the Company's consulting engagements involve the development, implementation and maintenance of applications that are critical to the operations of its clients' businesses. The Company's failure or inability to meet a client's expectations in the performance of its services could injure the Company's business reputation or result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. In addition, the Company aggregates and makes available through the Strategy and Solutions Center methodologies, technologies and content, which may include confidential or proprietary client information. Although the Company has implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim for substantial damages. The Company attempts to limit contractually its damages arising from negligent acts, errors, mistakes or omissions in rendering Internet professional services; however there can be no assurance that any contractual protections will be enforceable in all instances or would otherwise protect the Company from liability for damages. Although the Company maintains general liability insurance coverage, including coverage for errors and omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that are uninsured, exceed available insurance coverage or result in changes to the Company's insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirements, could adversely affect the Company's business, results of operations and financial condition.

  Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and software used by many companies, including customers and potential customers of the Company, may need to be upgraded to comply with such "Year 2000" requirements. Although the Company believes that its internal systems are Year 2000 compliant, failure to provide Year 2000 compliant business solutions to its customers could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, the Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products and services such as those offered by the Company, which could result in a material adverse effect on the Company's business, results of operations and financial condition.

  Future Capital Needs; Uncertainty of Additional Financing. The Company currently anticipates that its available cash resources and credit facilities will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. The Company's future liquidity and capital requirements will depend upon numerous factors, including the success of the Company's existing and new service offerings and competing technological and market developments. The Company may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms acceptable to the Company, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants, which may limit the Company's operating flexibility with respect to certain business matters. Strategic arrangements, if necessary to raise additional funds, may require the Company to relinquish its rights to certain of its intellectual property. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution in net book value per share, and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. If adequate funds are not available on acceptable terms, the Company may be unable to develop or enhance its services and products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

  Government Regulation and Legal Uncertainties. The Company is not currently subject to direct government regulation, other than pursuant to certain franchising regulations, the securities laws and the regulations thereunder applicable to all publicly owned companies, and laws and regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is likely that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to the Internet covering issues such as user privacy, freedom of expression, pricing of products and services, taxation, advertising, intellectual property rights, information security or the convergence of traditional communications services with Internet communications. For example, the Telecommunications Act of 1996 imposes criminal penalties on anyone who distributes obscene or indecent communications over the Internet. Although the federal courts have declared the anti-indecency provisions of the Telecommunications Act unconstitutional, the increased attention focused upon these liability issues as a result of the Telecommunications Act could adversely affect the growth of the Internet and therefore demand for the Company's services. In addition, because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, which regulations could negatively affect client demand for Internet solutions that facilitate electronic commerce. Moreover, the adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's services or increase the cost of doing business or in some other manner have a material adverse effect on the Company's business, results of operations or financial condition. In addition, the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Changes to such laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace which could reduce demand for the Company's services or increase the cost of doing business as a result of costs of litigation or increased service delivery costs, or could in some other manner have a material adverse effect on the Company's business, results of operations and financial condition.

  Volatility of Stock Price. Prior to the Company's initial public offering in December 1997, there was no public market for the Company's Common Stock. The market price of the Company's Common Stock is likely to continue to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors. In addition, the stock market, which has recently been at or near historic highs, has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated to the operating performance of such companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, operating results and financial condition.

  Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. Further, certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws and of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving the Company.

  Concentration of Stock Ownership. The present directors, executive officers and their respective affiliates of the Company beneficially own a substantial portion of the outstanding Common Stock. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company.

                          FORWARD LOOKING STATEMENTS

   This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act which are subject to the "safe harbor" created by those sections. These forward-looking statements include, but are not limited to, statements concerning the Company's strategy, mission, acquisition program, opportunities and goals and the potential development of the market for Intranet, Extranet and Web site solutions and services.

   These forward-looking statements may be found in "Risk Factors" and the documents and information incorporated by reference in this Prospectus and the Company's Registration Statement on Form S-8. Forward-looking statements not specifically set forth above may also be found in these and other sections of this Prospectus. Actual results could differ materially and adversely from those discussed in the forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" and elsewhere in this Prospectus. See "Risk Factors."

                             SELLING STOCKHOLDERS

     None of the Selling Stockholders is an executive officer, director or controlling stockholder of the Company. The Selling Stockholders do not beneficially own, individually, more than 1% of the outstanding Common Stock of the Company prior to this offering. The following table shows the names of the Selling Stockholders and the number of shares of Common Stock to be sold by them pursuant to this Prospectus. The table excludes certain unnamed stockholders, each of whom is a non-affiliate holding less than the lesser of 1000 shares or 1% of the shares issuable under any plan to which this Registration Statement relates and each of whom may use this Prospectus for sales of up to that amount. Each of the Selling Stockholders is an employee or consultant of the Company.


NAME                    NUMBER OF SHARES
----------------------  ----------------
Albert, Robert A.                  2,917
Allen, Donald R.                   6,250
Balmaseda, Robert                  2,500
Brown, Michael                     1,624
Cary, Thomas H.                   15,000
Chronister, Cecile                 1,041
Crandall, Craig                    1,667
Cuthrell, Stephen                 13,333
Findley, Bruce                    99,424
Frankland, Kathy                  13,333
Harrington, Neil                   4,167
John, George W.                   25,000
Johnson, Dwayne E.                47,222
Jones, Benjamin A.                 1,354
Keala, Linda                      15,000
Lucero, Michael                    9,167
Mathias, Robin                    10,000
McCracken, Patricia                6,667
McQuown, Rob                       1,223
Minter, Anna J.                   13,333
Mork, Nils                         1,945
Perugini, Gregory M.               7,500
Rybarczyk, Carrie                  2,872
Sedwick, Nils                      6,667
Shapiro, Judy                      3,472
Smith, Brian J.                    5,333
Spaulding, Bryan                   3,205
Taylor, Christopher               25,000
Tebelak, Eric                      4,000
Tsuchitani, Wayne                 10,000
Upchurch, Thomas W.                5,833
Vail, Timothy J.                  15,000
Vierra, Jennifer                   3,333
Waters, Kenneth R.                 6,667
Other Shareholders                 7,193

TOTAL                            398,242

                              PLAN OF DISTRIBUTION

     The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing in the public market at the times of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. Further, the Selling Stockholders may choose to dispose of the shares offered hereby by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and from any purchaser of shares in such transaction). Usual and customary brokerage fees will be paid by the Selling Stockholder.

     There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereunder.


                               MATERIAL CHANGES

     Pursuant to the Company's Registration Statement on Form S-1 (file no. 333-46821), initially filed on February 24, 1998, as amended from time to time, and any associated registration statement filed pursuant to Rule 462, 5,000,000 shares of Common Stock are intended to be offered, 1,000,000 shares to be issued and sold by the Company and 4,000,000 shares to be sold by certain stockholders of the Company. See Information Incorporated by Reference.

                     INFORMATION INCORPORATED BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Securities and Exchange
Commission:

     (1) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated December 5, 1997, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     (2) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed pursuant to Section 13 of the Exchange Act.

     (3) The Company's Current Report on Form 8-K, dated March 13, 1998, filed pursuant to Section 13 of the Exchange Act.

     (4)  The Company's Registration Statement on Form S-1
(file no. 333-46821), initially filed on February 24, 1998, as amended from time to time, and any associated registration statement filed pursuant to Rule 462.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Company's Certificate of Incorporation, the Company's Bylaws,
Section 145 of the Delaware General Corporation Law and the form of indemnification agreement entered into between the Company and certain of its directors and its officers, subject to certain conditions, authorize the Company to indemnify, or indemnify by their terms, as the case may be, the directors and officers of the Company against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

           The Underwriting Agreement with respect to the initial public offering made under the Company's Registration Statement on Form S-1 (file no. 333-36827), dated December 5, 1998, provides, and the Company anticipates the Underwriting Agreement with respect to the follow-on offering made under the Company's Registration Statement on Form S-1 (file no. 333-46821), initially filed on February 24, 1998, as amended from time to time, and any associated registration statement filed pursuant to Rule 462, will provide, for indemnification by the Underwriters and their controlling persons, on the one hand, and of the Company and its controlling persons on the other hand, for certain liabilities arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, or otherwise .

           The Company has obtained directors' and officers' insurance providing indemnification for certain of the Company's directors, officers, affiliates, partners or employees for certain liabilities.

           The Company has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.

           At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification is expected to be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                     REGISTRATION STATEMENT ON FORM S-8/S-3

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.
          ---------------------------------------

     The following documents and information previously filed with the Securities and Exchange Commission by USWeb Corporation (the "Company") are hereby incorporated by reference in this Registration Statement:

     (1) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated December 5, 1997, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     (2) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed pursuant to Section 13 of the Exchange Act.

     (3) The Company's Current Report on Form 8-K, dated March 13, 1998, filed pursuant to Section 13 of the Exchange Act.

     (4)  The Company's Registration Statement on Form S-1
(file no. 333-46821), initially filed on February 24, 1998, as amended from time to time, and any associated registration statement filed pursuant to Rule 462.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


ITEM 4.   DESCRIPTION OF SECURITIES.
          -------------------------

     Not applicable.


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.
          --------------------------------------

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
         -----------------------------------------

     The Company's Certificate of Incorporation, the Company's Bylaws, Section 145 of the Delaware General Corporation Law and the form of indemnification agreement entered into between the Company and certain of its directors and officers, subject to certain conditions, authorize the Company to indemnify, or indemnify by their terms, as the case may be, the directors and officers of the Company against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

     The Underwriting Agreement with respect to the initial public offering made under the Company's Registration Statement on Form S-1 (file no. 333-36827), dated December 5, 1997, provides, and the Company anticipates the Underwriting Agreement with respect to the follow-on offering made under the Company's Registration Statement on Form S-1 (file no. 333-46821), initially filed on February 24, 1998, as amended from time to time, and any associated registration statement filed pursuant to Rule 462, will provide, for indemnification by the Underwriters and their controlling persons, on the one hand, and of the Company and its controlling persons on the other hand, for certain liabilities arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, or otherwise.

     The Company has obtained directors' and officers' insurance providing indemnification for certain of the Company's directors, officers, affiliates, partners or employees for certain liabilities.

     The Company has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification is expected to be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

     See also the undertakings set out in response to Item 9 herein.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.
          -----------------------------------

     Since the Registrant's inception on December 6, 1995, the Registrant has sold and issued the following securities:

  1. During the period from December 6, 1995 through March 20, 1998, the Registrant granted options to purchase an aggregate of 541,669 shares of Common Stock (options for 256,504 of which are outstanding) to 57 directors, employees and consultants pursuant to the Registrant's 1996 Stock Option Plan in reliance on Rule 701 promulgated under the Securities Act or in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

  2. During the period from December 6, 1995 through March 20, 1998, the Registrant granted options to purchase an aggregate of 1,983,251 shares of Common Stock (options for 1,982,585 of which are outstanding) to 241 directors, employees and consultants pursuant to the Registrant's 1996 Equity Compensation Plan in reliance on Rule 701 promulgated under the Securities Act or in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

  3. During the period from December 6, 1995 through March 20, 1998, the Registrant granted options to purchase an aggregate of 7,949,676 shares of Common Stock (options for 7,847,094 of which are outstanding) to 306 directors, employees and consultants pursuant to the Registrant's 1997 Acquisition Stock Option Plan in reliance on Rule 701 promulgated under the Securities Act or in reliance on the exemption from registration provided by Section 4(2), Section 3(a)(10), or Regulation S of the Securities Act.

  4. During the period from December 6, 1995 through September 30, 1997, the Registrant granted warrants to purchase an aggregate of 268,886 shares of Common Stock all of which are outstanding) to 144 owners of Affiliates pursuant to the Registrant's Affiliate Warrant Program in reliance on Rule 701 promulgated under the Securities Act (including a no-action letter with respect to the Affiliate Warrant Program).

  5. On July 19, 1996 the Registrant issued a warrant to purchase up to 18,055 shares of Common Stock at an exercise price of $0.90 per share to 1 individual in connection with a consulting agreement. The warrant expires, if not earlier exercised, on July 18, 2001. Issuance of the warrant to purchase Common Stock was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

  6. On December 4, 1996 the Registrant issued a warrant to purchase up to 33,333 shares of Common Stock at an exercise price of $3.75 per share to 1 individual in connection with a consulting agreement. The warrant expires, if not earlier exercised, on December 3, 2001. Issuance of the warrant to purchase Common Stock was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

  7. During the period from December 6, 1995 through March 20, 1998, the Registrant granted stock bonuses to receive a maximum aggregate value of Common Stock equal to $61,107,036 (as of March 20, 1998, equal to an aggregate of approximately 3,050,000 shares of Common Stock), of which $12,518,830 have vested and 9,829 shares have been issued to 373 new employees and consultants in connnection with the Registrant's acquisition program in reliance on the exemption from registration provided by Section 4(2), Section 3(a)(10), or Regulation S of the Securities Act.

ITEM 8.  EXHIBITS.
         --------

  EXHIBIT
   NUMBER                         DESCRIPTION
  -------   ----------------------------------------------------

     4.1*   Form of Registrant's Signing Warrant.
     4.2*   Form of Registrant's AGR Warrant.
     4.3    Description of Acquisition Related Employee Stock Bonuses.
     5.1    Opinion of counsel as to legality of securities being
            registered.
    10.1*   1996 Stock Option Plan and related agreements.
    10.2*   1996 Equity Compensation Plan and related agreements.
    10.3*   1997 Acquisition Stock Option Plan and related
            agreements.
    23.1    Consent of counsel (contained in Exhibit 5.1).
    23.2    Consent of Independent Accountants.
    24.1    Power of Attorney (see page 20).

* Incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-36827).

ITEM 9.  UNDERTAKINGS.
         ------------

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 24th day of March, 1997.

                              USWEB CORPORATION

                              /s/ Joseph P. Firmage
                              -------------------------------------
                              Joseph P. Firmage
                              Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph P. Firmage and James Heffernan, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1933, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the date indicated.


SIGNATURE                                  TITLE                    DATE
-----------                                -----                    ----

/s/ Joseph P. Firmage    Chief Executive Officer                March 24, 1998
-----------------------  (Principal Executive Officer) and
    Joseph P. Firmage    Chairman of the Board


/s/ James Heffernan      Chief Financial Officer                March 24, 1998
-----------------------  (Principal Accounting and Financial
    James Heffernan      Officer), Executive Vice President,
                         Secretary and Director

/s/ Tobin Corey
-----------------------  President                              March 24, 1998
    Tobin Corey

/s/ Jeffrey Ballowe
-----------------------  Director                               March 24, 1998
    Jeffrey Ballowe

/s/ Robert Hoff
-----------------------  Director                               March 24, 1998
     Robert Hoff

/s/ Gary Rieschel
-----------------------  Director                               March 24, 1998
    Gary Rieschel

/s/ Barry Rubenstein
-----------------------  Director                               March 24, 1998
    Barry Rubenstein

                               USWEB CORPORATION

                       REGISTRATION STATEMENT ON FORM S-8

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                         DESCRIPTION
-------  -----------------------------------------------------
   4.1*  Form of Registrant's Signing Warrant.
   4.2*  Form of Registrant's AGR Warrant.
   4.3   Description of Acquisition Related Employee Stock Bonuses.
   5.1   Opinion of counsel as to legality of securities being
         registered.
  10.1*  1996 Stock Option Plan and related agreements.
  10.2*  1996 Equity Compensation Plan and related agreements.
  10.3*  1997 Acquisition Stock Option Plan and related
         agreements.
  23.1   Consent of counsel (contained in Exhibit 5.1).
  23.2   Consent of Independent Accountants.
  24.1   Power of Attorney (see page 20).

* Incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333-36827).